UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report - March 21, 2014
(Date of earliest event reported)

QEP Midstream Partners, LP
(Exact name of registrant as specified in its charter)

STATE OF DELAWARE	001-36047	80-0918184
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1050 17th Street, Suite 500, Denver, Colorado 80265
(Address of principal executive offices)

Registrant's telephone number, including area code 303-672-6900

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors (the Board) of QEP Midstream Partners GP, LLC (the General Partner of QEP Midstream Partners, LP (the Partnership)), has appointed Kevin Peretti, Vice President of Engineering and Operations for QEP Field Services, as a director of the Board, effective March 25, 2014. He will not sit on any committees of the Board. Peretti, age 51, holds a Bachelor of Science degree in Chemical Engineering from the South Dakota School of Mines and Technology, and has over 30 years of experience in the design, construction, operation and maintenance of upstream and midstream facilities. He has been employed in his current role by QEP Field Services since QEP Resources Inc.’s (QEP) spin-off from Questar Corporation (Questar) in 2010. Prior to that time, he was employed by Questar in roles of increasing responsibility. There is no arrangement or understanding between Mr. Peretti and any other person pursuant to which he was selected as a director. Mr. Peretti has no family relationship with any director or executive officer of the General Partner, and has not been involved in any related person transactions that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Mr. Peretti will replace Scott Gutberlet, who resigned as a director of the Board effective March 25, 2014, in conjunction with the termination of his employment with QEP Resources, Inc. Mr. Gutberlet’s resignation was not the result of any disagreements with the Partnership regarding operations, policies, practices or otherwise. He does not hold any committee positions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QEP Midstream Partners, LP
(Registrant)

By:    QEP Midstream Partners GP, LLC,
         its general partner

March 27, 2014

/s/ Richard J. Doleshek
Richard J. Doleshek
Executive Vice President, Chief Financial Officer and Treasurer